10F-3 Report
CGCM International Equity Investments
	3/1/2014		through	8/31/2014

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Alibaba Group Holding Limited	Schroders Investment Mgmt	9/19/2014	Credit Suisse First Boston Inc	320,106,100.00	10,700	68.000